UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/16/2009

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of principal executive offices, including zip code)

(215) 569-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

DETERMINATION OF 2008 CASH INCENTIVE COMPENSATION FOR EXECUTIVE OFFICERS

On March 16, 2009, the Compensation Committee (the "Committee") of the Board of Directors of CDI Corp. (the "Company" or "CDI") approved the following cash incentive compensation to executive officers of the Company with regard to 2008:

    Roger Ballou (President and Chief Executive Officer) - $75,000

    Mark Kerschner (Executive Vice President and Chief Financial Officer) - $58,625
    Cecilia Venglarik (Senior Vice President, Human Resources) - $41,344
    Joseph Seiders (Senior Vice President and Chief Legal Officer) - $25,000

These amounts reflect discretionary reductions from the amounts which the executives would have earned based on the metrics set forth in the 2008 cash incentive compensation program. The components of the 2008 cash incentive compensation program were based on CDI's revenue, CDI's return on net assets (RONA), individualized MBOs and, for each executive other than the CEO, the management of the budget for his or her functional area (the CEO had a component based on acquisitions). The minimum thresholds for payouts based on CDI's revenue and RONA were not achieved in 2008, so no bonuses were earned with respect to those components. The executives' performance in 2008 with respect to their MBOs and their functional budgets did result in amounts being earned. However, the Committee decided to cap the payouts with respect to the executives' MBOs at 50% (even though each executive achieved more than 50% of his or her MBOs) and to cap the payouts with respect to each executive's management of the budget for his or her functional area at 100% and for the CEO's objective regarding acquisitions(even though they exceeded 100% of their targets). The Compensation Committee elected to exercise its discretion under the cash incentive compensation program to reduce the bonus payouts because the Company failed to achieve its financial targets for the year. The CEO voluntarily agreed to a further reduction in his bonus (from $150,000 to $75,000) in light of the difficult current economic environment facing CDI.

2009 CASH INCENTIVE COMPENSATION PROGRAM FOR EXECUTIVE OFFICERS

On March 16, 2009, the Committee approved the components of the 2009 cash incentive compensation program and the target level of cash incentive compensation for each of the Company's executive officers. The 2009 target cash incentive compensation, which would be payable if 100% of the goals are met, is:

    Roger Ballou - $600,000 (80% of his base salary for 2009)

    Mark Kerschner - $167,500 (50% of his base salary)
    Cecilia Venglarik - $123,750 (45% of her base salary)
    Joseph Seiders - $132,300 (45% of his base salary)

The executives' 2009 cash incentive compensation will be based: (a) 38% on the Company's direct margin dollars in 2009, (b) 37% on the Company's pre-tax profits in 2009, and (c) 25% on the achievement of individual quantitative targets approved by the Committee for each executive. For parts (a) and (b), payout scales were established, providing for a threshold level of performance (below which no cash incentive compensation would be earned), a target level of performance (at which the target cash incentive compensation amount would be earned), and a maximum level of performance, above which no additional cash incentive compensation could be earned. The maximum payout with respect to parts (a) and (b) is 200% of the target (however, in accordance with the CEO's employment agreement, his overall cash incentive compensation payout is limited to 120% of his base salary). The maximum payout with respect to part (c) is 100% of the target level for that component. All bonus payouts are capped at 100% of target unless CDI achieves a threshold level of pre-tax profits under the Company's 2009 plan.

2009 GRANTS OF PERFORMANCE-CONTINGENT DEFERRED STOCK ("PCDS")

On March 16, 2009, the Committee approved the following awards of PCDS, to be made on March 19. 2009:

    Roger Ballou - shares having a value of $453,112

    Mark Kerschner - 5,000 shares
    Cecilia Venglarik - 2,500 shares
    Joseph Seiders - 2,500 shares

Under his employment agreement, the number of shares which Mr. Ballou will receive if the Company's 2009 performance meets the target will be calculated based on CDI's stock price in March 2010, when the determination is made that the target level has been achieved.

The PCDS awards entitle each recipient to receive all or a portion of the specified number of shares of CDI stock based on CDI's achievement of established levels of direct margin dollars (or pre-tax profits, in the case of the CEO) in 2009 in excess of the level in the Company's plan. Executives have the opportunity to earn shares of CDI stock in an amount up to 200% of their PCDS awards (though, under his employment agreement, the CEO cannot earn more than 150% of his PCDS award), but amounts in excess of 100% can only be earned if CDI's 2009 net income goal is met or exceeded. Any shares of CDI stock earned by an executive in connection with the Company's 2009 performance will vest one-half in March 2010 and one-half in March 2011 (however, under his employment agreement, the CEO's award would vest entirely on December 31, 2010).

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: March 20, 2009	By:	/s/ Cecilia J. Venglarik
Cecilia J. Venglarik
Senior Vice President, Human Resources